Exhibit 10.1

Veeco Instruments Inc.
2006 Long-Term Cash Incentive Plan

1. Plan Objective

The Veeco Instruments Inc. 2006 Long-Term Cash Incentive Plan (the “Plan”) is designed to encourage results-oriented actions on the part of key executives of Veeco Instruments Inc. and its subsidiaries (collectively, the “Company”) that will drive the achievement of specific business objectives.

2. Definitions

“Administrator” means the Committee or such individual or committee to which authority has been delegated in writing; provided that determinations made under Section 5(d) and Section 6 shall be made by the Committee. The Chief Executive Officer of the Company may exercise the powers of the Administrator to designate Participants for the Plan (other than Section 16 Executives) and to determine target awards and performance goals for such Participants.

“Board” means the Board of Directors of Veeco Instruments Inc.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, which is comprised wholly of independent, outside directors.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Company, to receive amounts due the Participant in the event of the Participant’s death.  In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Disability” means permanent and total disability within the meaning of Section 105(d)(4) of the Code.

“Eligible Employee” means a full-time, regular employee of the Company.

“Employer” means the Company and any affiliate whose employees participate in the Plan.  The term shall also mean any successor to the Company.

“Fiscal Year” means the fiscal year of the Company.

“Participant” means an Eligible Employee designated by the Administrator to receive an award under the Plan.

“Performance Goals” means the objective(s) established by the Committee for a Performance Period.  Performance Goals shall be objective and measurable criteria, deemed by the Committee to be closely linked to long-term shareholder value, such as Earnings Before Interest, Taxes and Amortization (“EBITA”), Revenue or other performance measures.

“Performance Period” means the period of years selected by the Committee during which Performance Goals are measured for purposes of determining the extent to which a Participant has earned his or her Target Bonus or any portion or multiple of it.  A Performance Period must be at least two years in length.

“Period to Date Performance” means the Company’s performance for each of the Performance Goals as measured from the beginning of the Performance Period to the end of the most recently completed fiscal quarter.

“Section 16 Executive” means an employee who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

“Target Bonus” means the dollar amount specified for each Participant for each Performance Period.

“Termination of Employment” means the date on which a Participant shall cease to serve as an Eligible Employee for any reason.

3. Administration

(a) The Administrator shall have full power and authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to designate Performance Periods and Participants for the Plan, to determine each Participant’s target award, performance goals and final award, to make all factual and other determinations in connection with the Plan, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate.

(b) All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. The Administrator’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including the Participants and their respective beneficiaries.

4. Target Awards and Performance Goals

(a) The Administrator shall establish the Performance Period and the performance goals for each Performance Period and shall establish for each Participant a target award that will be payable if and to the extent that the Company attains such performance goals for the specified Performance Period.

(b) The Administrator may establish appropriate terms and conditions to accommodate newly eligible employees (e.g., newly hired or promoted employees). Unless otherwise determined by the Administrator, the target award for a newly eligible employee shall be prorated based on a fraction, the numerator of which is the number of months such Participant will participate in the Plan during the Performance Period (rounded to the nearest whole month) and the denominator of which is equal to the total number of months in such Performance Period.

(c) Target awards under the Plan shall be expressed as a percent of the Participant’s base salary in effect on January 1st of the first fiscal year of the Performance Period, except for Participants who become eligible during the Performance Period (as a result of their hire or promotion date), in which case the base salary in effect at the time of commencement of participation shall be used.

5. Calculation of Incentive Awards

(a) At the end of the Performance Period, the Administrator shall determine whether and to what extent the performance goals have been met based on the Company’s cumulative performance for the Performance Period. The Administrator shall then determine the percentage of the target award that is earned for the Performance Period based on such cumulative performance.

(b) Participants must be employed on the last day of the applicable Performance Period in order to be eligible to receive an incentive award under the Plan with respect to that Performance Period, except as otherwise provided in this Plan, by written agreement between the Company and a Participant or as the Administrator may  determine.

(c) If a Participant terminates employment as a result of death, Disability, or retirement, he or she (or his or her Designated Beneficiary, in the event of death) shall receive a pro-rated award at the end of the Performance Period based on the Company’s cumulative performance for the Performance Period and pro-rated based on the length of service during the Performance Period as compared to the entire Performance Period, rounded to the nearest whole month. For the purpose of this Plan, retirement shall mean any voluntary termination of employment on or after age 60, provided the Participant has completed at least one full year of service during the Performance Period.

(d) If a “Change in Control” of the Company (as that term is defined in the Veeco Instruments Inc. 2000 Stock Incentive Plan, as it may be amended from time to time) occurs during the Performance Period, the following provisions shall apply:

1.                  If the Committee determines that it would be impracticable to continue the Plan following the Change in Control, then each Participant will receive a pro-rated award, calculated by the Committee based on the Company’s Period-to-Date Performance as of the date of the Change in Control, pro-rated based on the length of service of such Participant during the Performance Period as compared to the entire Performance Period, rounded to the nearest whole month.  This award will be paid as soon as practicable thereafter.

2.                  A Participant whose employment is terminated by the Company without cause within twelve (12) months following the Change in Control will receive a pro-rated award, calculated by the Committee based on the Company’s Period-to-Date Performance as of the later of the Participant’s termination or the date of the Change in Control, pro-rated based on the length of service during the Performance Period as compared to the entire Performance Period, rounded to the nearest whole month.  This award will be paid as soon as practicable thereafter.

3.                  In all other cases, the Plan shall continue following the Change of Control, except to the extent adjusted or amended under Section 6 or 7 below.

(e) Amounts earned under the terms of the Plan shall be paid to Participants in cash in a single lump sum amount, on or before March 15th of the year following the end of the Performance Period.

6. Changes to Performance Goals and Target Awards

At any time prior to the final determination of awards, the Committee may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a change in control, merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.

7. Amendments and Termination

The Company may at any time amend or terminate the Plan by action of the Committee; provided that no such action shall adversely affect any outstanding awards to Participants. The Committee shall have the right to modify the terms of the Plan as may be necessary or desirable to comply with the laws or local customs of countries in which the Company operates or has employees.

8. Miscellaneous Provisions

(a) This Plan is not a contract between the Company and the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company or a subsidiary to terminate a Participant’s employment at any time and for any or no reason. Except as provided in Section 7, the Company is under no obligation to continue the Plan.

(b) A Participant’s right and interest under the Plan may not be assigned or transferred, except upon death as provided in Section 5(c) above, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay awards with respect to the Participant. The Company’s obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the assets of the Company or, with respect to a particular Participant, of the business unit that employed the Participant, or any corporation into which the Company may be merged or consolidated.

(c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company’s obligations hereunder shall constitute a general, unsecured obligation, awards shall be paid solely out of the Company’s general assets, and no Participant shall have any right to any specific assets of the Company.

(d) The Company shall have the right to deduct from awards or any other payments of wages any and all federal, state and local taxes or other amounts required by law to be withheld.

(e) The Company’s obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries, and other forms of compensation.

(f) Upon a violation by the Participant of any of the restrictive covenants contained in any agreement between the Participant and the Company, the Participant shall forfeit his or her entitlement to any award granted pursuant to this Plan.  The Administrator may, in its sole discretion, waive in whole or in part the Company’s right to enforce forfeiture under this section, but no such waiver shall be effective unless expressly made in writing for that purpose.

(g) The Company may, to the extent permitted by law, deduct from and set off against its obligations to a Participant hereunder (including, without limitation, amounts payable in connection with an award hereunder as wages or benefits or other form of compensation), any amounts the Participant owes to the Company for any reason whatsoever and such Participant shall remain liable for any portion of the Participant’s obligation not satisfied by such setoff.  By accepting an award under this Plan, each Participant agrees to the deduction or setoff provided for in this section.

(h) If the Committee, in its sole discretion, determines that any provision of the Plan could cause any payment to be made or benefit to be provided to a Participant to be deferred compensation that does not comply with Section 409A(a)(1) of the Code, such provision shall be null and void, and, if permitted by Section 409A, the Committee shall amend the Plan to maintain to the maximum extent practicable the original intent of the provision without violating the requirements of Section 409A of the Code.

(i) The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Delaware.

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